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Power Integrations, Inc.
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NEWS RELEASE

Power Integrations to Conduct Annual Meeting of Stockholders in Virtual-Only Format
SAN JOSE, CALIF. – May 1, 2020 – Power Integrations (Nasdaq: POWI) today announced that its 2020 annual meeting of stockholders will be held in a virtual-only format. The meeting will take place at its originally scheduled time of 2:00 pm Pacific time on May 8.
Stockholders as of the record date, March 16, 2020, are entitled to attend the meeting, which can be accessed via this link and will be accessible from the company’s investor website, http://investors.power.com. Attendees joining the meeting should be prepared to supply the 16-digit voting control number found on their proxy card, voting instruction form, notice of internet availability of proxy materials or e-mail previously received. Attendees are encouraged to join a few minutes prior to 2:00 pm to allow time for registration.
Stockholders are encouraged to vote and submit their proxies in advance of the meeting by one of the methods described in the proxy materials. Stockholders of record and beneficial holders with proof of legal proxies can vote during the meeting by printing a blank ballot that will be made available on the day of the meeting at http://investors.power.com, completing it manually (including the 16-digit control number) and submitting it as instructed at the meeting. Ballots must be received by the close of voting at the meeting in order to be included in the vote tabulation.
About Power Integrations
Power Integrations, Inc. is a leading innovator in semiconductor technologies for high-voltage power-conversion. The company’s products are key building blocks in the clean-power ecosystem, enabling the generation of renewable energy as well as the efficient transmission and consumption of power in applications ranging from milliwatts to megawatts. For more information please visit www.power.com.

Power Integrations and the Power Integrations logo are trademarks or registered trademarks of Power Integrations, Inc. All other trademarks are property of their respective owners.

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Contact:
Joe Shiffler
Power Integrations, Inc.
(408) 414-8528
jshiffler@power.com